UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 24, 2005

PHARMACOPEIA DRUG DISCOVERY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50523	51-0418085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 5350, Princeton, New Jersey		08543-5350
(Address of principal executive offices)		(Zip Code)

(609) 452-3600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Annual Incentive Compensation to Be Earned in 2005.   On February 24, 2005, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Pharmacopeia Drug Discovery, Inc. (the “Company”) adopted the Pharmacopeia Drug Discovery, Inc. Incentive Compensation Plan.  The Compensation Committee also set the specific 2005 corporate objectives for the Company.  The specific corporate objectives relate to advancing proprietary compounds, achieving a significant collaboration on certain terms and the Company’s year-end cash balance.  Performance against these objectives will be used to determine the amount of any cash bonus that may be paid to the Company’s executive officers and certain other employees.  The Pharmacopeia Drug Discovery, Inc. Incentive Compensation Plan is attached to this Report as Exhibit 10.1.

Annual Incentive Compensation Earned in 2004.  On February 24, 2005, the Compensation Committee approved annual cash bonus awards earned during 2004 and paid in 2005 for the named executive officers under the Company’s 2004 incentive compensation plan.  The bonus awards were earned based upon the achievement of performance goals established early in 2004, which were reviewed and approved by the Compensation Committee. The amounts of the bonus awards are as follows:

Named Executive Officer	Amount of 2004 Cash Bonus

Stephen A. Spearman, Ph.D. Executive Vice President and Chief Operating Officer	$84,600	(1)

William J. DeLorbe, Ph.D. Executive Vice President, Human Resources	$53,200	(1)

Simon M. Tomlinson, Ph.D. Senior Vice President, Business Development	$41,250	(1)

Maria L. Webb, Ph.D. Vice President, Drug Discovery Research	$40,000	(1)

Brian M. Posner Vice President, Finance and Treasurer	$40,000	(1)

(1)  Drs. Spearman, DeLorbe, Tomlinson and Webb and Mr. Posner received $59,600, $37,500, $12,500, $25,000 and $20,000, respectively, of the 2004 cash bonus on June 30, 2004 pursuant to approval of the Compensation Committee at that time.

Item 9.01. Financial Statements and Exhibits

(c)                                  Exhibits

Exhibit Number

10.1	Pharmacopeia Drug Discovery, Inc. Incentive Compensation Plan

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACOPEIA DRUG DISCOVERY, INC.

	By:	/s/ Brian M. Posner

Brian M. Posner, Vice President, Finance and Treasurer

Date: February 28, 2005